Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 4, 2007, by and among CaminoSoft Corp., a California corporation (“Parent”), CC Merger Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Shea Development Corp., a Nevada corporation (the “Company”).  Parent, Merger Sub and the Company are collectively referred to herein as the “Parties,” and each is a “Party”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent, Merger Sub and the Company enter into a business combination transaction;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Nevada Revised Statutes (the “NRS”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Merger; and

WHEREAS, in connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions to the Merger, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Certain Definitions.  The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise;

“Agreement” shall have the meaning set forth in the Recitals of this Agreement;

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed;

“Alternative Acquisition” shall have the meaning set forth in Section 5.12 of this Agreement;

“Capital Increase” shall have the meaning set forth in Section 5.4 of this Agreement;

“Certificates” shall have the meaning set forth in Section 2.9 of this Agreement;

“Change of Control,” with respect to any Person, means (i) a liquidation or dissolution of such Person; (ii) a merger or consolidation of such Person with or into another corporation or entity in which such Person is not the surviving corporation or other business entity (other than a merger with a wholly owned subsidiary); (iii) a merger or consolidation of such Person (or a triangular merger involving a subsidiary of the Company) where such Person is the surviving corporation but with respect to which the shareholders of such Person immediately prior to the merger or consolidation hold less than 50% of the outstanding Common Stock of such Person immediately following the merger or consolidation; or (iv) an underwritten initial public offering by such Person of its common stock;

“Closing” shall have the meaning set forth in Section 2.2 of this Agreement;

“Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement;

“Collateral Documents” means the Confidential Disclosure Schedules to this Agreement;

“Company” shall have the meaning set forth in the preamble of this Agreement;

“Company Common Stock” shall have the meaning ascribed to it in Section 2.7 of this Agreement;

“Company Option Plan” shall have the meaning ascribed to it in Section 2.7 of this Agreement;

“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock and Company Series B Preferred Stock;

“Company Series A Preferred Stock” shall mean the 3,800,000 shares of the Company’s Series A Preferred Stock issued and outstanding;

“Company Series B Preferred Stock” shall mean the 4,600,000 shares of the Company’s Series B Preferred Stock issued and outstanding;

“Company Financial Statement Date” shall have the meaning set forth in Section 3.8 of this Agreement;

“Continuing Employees” shall have the meaning set forth in Section 5.2 of this Agreement;

“Contracts” shall have the meaning set forth in Section 3.16 of this Agreement;

“Dissenting Shares” shall have the meaning set forth in Section 2.15 of this Agreement;

“Effective Time” shall have the meaning set forth in Section 2.3 of this Agreement;

“Effective Date” shall have the meaning set forth in Section 2.3 of this Agreement;

“Eligible Warrant” shall have the meaning set forth in Section 2.7(b) of this Agreement;

“Eligible Warrant Agreements” shall have the meaning set forth in Section 2.9 of this Agreement;

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including but not limited to restrictive covenants, leases and licenses);

“Equity Equivalents” shall have the meaning set forth in Section 3.3(b) of this Agreement;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” shall have the meaning set forth in Section 2.7(c) of this Agreement;

“GAAP” means U.S. generally accepted accounting principles consistently applied, as in effect from time to time;

“Indemnified Party” shall have the meaning set forth in Section 7.3 of this Agreement;

“Indemnifying Party” shall have the meaning set forth in Section 7.3 of this Agreement;

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing;

“Joint Proxy-Registration Statement” shall have the meaning set forth in Section 5.4 of this Agreement;

“Key Employees” shall have the meaning set forth in Section 5.1 of this Agreement;

“Key Employee Agreements” shall have the meaning set forth in Section 5.1 of this Agreement;

“Legal Requirements” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement;

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 7.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration;

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Merger, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates;

“Merger” shall have the meaning set forth in the Recitals of this Agreement;

“Merger Consideration” shall have the meaning set forth in Section 2.7 (b) of this Agreement;

“Merger Options” shall have the meaning set forth in Section 2.7 (b) of this Agreement;

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement;

“New Parent Warrants” shall have the meaning set forth in Section 2.8 of this Agreement;

“NRS” shall have the meaning set forth in the preamble of this Agreement;

“Order” means any writ, judgment, decree, ruling, injunction or similar order of any Regulatory Authority (in each such case whether preliminary or final);

“Parent” shall have the meaning set forth in the preamble to this Agreement;

“Parent Common Stock” means the shares of common stock of Parent, no par value per share;

“Parent Financial Statements” shall have the meaning set forth in Section 4.8 of this Agreement;

“Parent Financial Statement Date” shall have the meaning set forth in Section 4.8 of this Agreement;

“Parent Preferred Stock” shall have the meaning set forth in Section 2.7(b) of this Agreement;

“Parent Series A Preferred Stock” shall have the meaning set forth in Section 2.7(b) of this Agreement;

“Parent Series B Preferred Stock” shall have the meaning set forth in Section 2.7(b) of this Agreement;

“Parent Warrants” shall have the meaning set forth in Section 2.7(e) of this Agreement;

“Participating Company Shares” means all issued and outstanding shares of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time plus all shares of Company Common Stock deemed to be issued upon exercise of all Company options granted under the Company Option Plan and Eligible Warrants;

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement;

“Permit” means any license, franchise, certificate, declaration, waiver, exemption, variance, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority;

“Person” means any natural person, individual, firm, corporation, including a non-profit corporation, partnership, trust, unincorporated organization, association, limited liability company, labor union, Regulatory Authority or other entity;

“Regulatory Authority” means: any (i) federal, state, local, municipal or foreign government; (ii) governmental or quasi-governmental authority of any nature (including without limitation any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal; (iii) multi-national organization or body; or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulation or taxing authority or power of any nature;

“Representatives” shall have the meaning set forth in Section 5.12 of this Agreement;

“Reverse Split” shall have the meaning set forth in Section 2.5 of this Agreement;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“SEC Reports” with respect to each of Parent and the Company, means such Party’s Annual Report on Form 10-KSB and all interim reports filed with the SEC under the Exchange Act after the date of the Form 10-KSB filing.

“Securities Filings” means the filings with the SEC of a Party.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise;

“Surviving Corporation” shall have the meaning set forth in Section 2.1 of this Agreement;

“Taxes” means any U.S. or non U.S. federal, state, provincial, local or foreign (i) income, corporation gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, ad valorem or excise tax, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in (i) above;

“Tax Returns” means all federal, state, local, provincial and foreign tax returns, declarations, reports, claims, schedules and forms for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Terminated Employees” shall have the meaning set forth in Section 5.3 of this Agreement; and

“Transmittal Letter” shall have the meaning set forth in Section 2.9.

ARTICLE 2
THE MERGER

2.1           Merger.  Upon the terms and conditions set forth in this Agreement, and in accordance with the provisions of the NRS, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company will continue as the surviving corporation following the Merger, succeeding to all of the property, rights, privileges, powers and franchises of Merger Sub, and shall become a wholly-owned Subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Troy & Gould located at 1801 Century Park East, 16th Floor, Los Angeles, California 90067, or at such other place as Parent and the Company mutually agree, at 10:00 a.m. local time on the later to occur of (a) November 15, 2007, or (b) the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as Parent and the Company mutually agree upon in writing (the “Closing Date”).

2.3           Effective Time.  Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date: (a) the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada a certificate of merger and any required related documents, in such form or forms as are required by, and executed in accordance with, applicable law (the date and time of such filing being the “Effective Time” and the date upon which the Effective Time occurs, being the “Effective Date”); and (b) Parent will deliver the Merger Consideration to the shareholders of the Company in accordance with Section 2.7 hereof; and (c) Parent, Merger Sub and the Company will cross-deliver the certificates and other documents and instruments to be cross-delivered pursuant to Article  6  below.

2.4           Effect of the Merger.  At the Effective Time, in accordance with the NRS, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without further action, to all the property, assets, rights, privileges, powers and franchises of every kind of the nature and description of Merger Sub and the Company. All debts, liabilities and duties of Merger Sub and the Company will become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation will be a wholly owned subsidiary of the Parent.

2.5           Effect of Merger on Common Stock of the Parent.  Subject to a reverse split to be determined by the Parties after the date hereof (the “Reverse Split”) to occur prior to Closing, each share of Common Stock of Parent issued and outstanding immediately prior to the Effective Time, including, without limitation, Parent Common Stock, shall remain issued and outstanding from and after the Effective Time.  Notwithstanding anything herein to the contrary, the number of shares of Parent Common Stock to be held by the shareholders of Parent immediately prior to the Closing shall equal 4.99% of the fully diluted capital stock of the Parent as of the Closing after giving effect to the shares of Parent Common Stock (i) to be issued to the holders of Company Common Stock pursuant to Section 2.7(a); (ii) issuable upon conversion of the Parent Preferred Stock to be issued pursuant to Section 2.7(b); (iii) issuable upon exercise of the Merger Options to be issued pursuant to Section 2.7(c) and the Parent Warrants to be issued pursuant to Section 2.7(e); and (iv) without duplication, the capital stock (including any shares of common stock issuable upon conversion on exercise of any derivative securities) issuable or deemed to be issued (if not in fact issued) in connection with an equity financing or financings to be undertaken by Parent or the Company pursuant to which Parent or the Company shall raise at least $6,000,000 in gross proceeds at a per share price of not less than $0.50 per share (on a pre-Reverse Split basis).

2.6           Effect of Merger on Common Stock of Merger Sub.  At the Effective Time, each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

2.7           Effect of Merger on Capital Stock of Company.

(a)           Company Common Stock.  At the Effective Time, all issued and outstanding shares of the Company’s common stock (the “Company Common Stock”) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a such number of shares of Parent Common Stock equal to 95.01% of Parent Common Stock outstanding immediately prior to Closing (after giving effect to the Reverse Split) less the shares of Parent Common Stock issuable upon Conversion of the Parent Preferred Stock and the exercise of the Parent Warrants and the Merger Options.

(b)           Company Series A Preferred Stock and Series B Preferred Stock.  At the Effective Time, (i) all of the issued and outstanding shares of the Company’s Series A Preferred Stock, par value $0.001 per share, (the “Company Series A Preferred Stock”) shall by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a pro rata share of 3,800,000 shares of Parent’s Series A Preferred Stock (the “Parent Series A Preferred Stock”); and (ii) all of the issued and outstanding shares of the Company’s Series B Preferred Stock, par value $0.001 per share, (the “Company Series B Preferred Stock”) shall by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a pro rata share of 4,600,000 shares of Parent’s Series B Preferred Stock (the “Parent Series B Preferred Stock”, together with Parent Series A Preferred Stock, the “Parent Preferred Stock”), as set forth in Schedule 2.7 hereto, subject to the terms and conditions of this Agreement.  The shares of Parent Common Stock and Parent Preferred Stock issuable pursuant to Sections 2.7(a) and this Section 2.7(b) are collectively referred to herein as the “Merger Consideration.”  The terms of the respective series of the Parent Preferred Stock shall have substantially the same terms as the series of Company preferred stock that are being converted except for the conversion rate which shall be based on the Exchange Ratio.

(c)           Outstanding Company Options.  At the Effective Time, each outstanding option to purchase Company Common Stock granted under the Company’s 2007 Stock Option and Performance Awards Plan (the “Company Option Plan”), which has not previously expired or been exercised in full, whether or not vested or exercisable on the Closing Date, shall be assumed by Parent.  Pursuant to such assumption, holders of such assumed options shall be entitled to receive in respect of each share of Company Common Stock subject to such assumed options, after the Effective Time, options (“Merger Options”) to purchase that number of shares of Parent Common stock obtained by multiplying (x) the number of shares of Company Common Stock issuable under such assumed option by (y) the Exchange Ratio (defined below), at an exercise price equal to the exercise price of such assumed option divided by the Exchange Ratio and otherwise on the same terms and conditions as those contained in such assumed option.  For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, under no circumstances shall any such assumed options accelerate with respect to the vesting thereof by virtue of, in anticipation of or otherwise in connection with the Merger or the transactions contemplated by this Agreement.  For purposes of this Agreement, “Exchange Ratio” shall mean the ratio obtained by dividing (x) the number of shares equal to the Merger Consideration by (y) the sum of the number shares of the Company Common Stock and the Company Preferred Stock issued and outstanding immediately prior to the Effective Time and the number of shares of Company Common Stock issuable upon exercise of all such Merger Options and Parent Warrants.

(d)           Company Option Plan. At the Effective Time, Parent shall assume the Company Option Plan pursuant to which 9,500,000 shares of Company Common Stock are reserved for issuance.

(e)           Outstanding Company Warrants.  At the Effective Time, each outstanding warrant to purchase Company Common Stock, which has not previously expired or been exercised in full (each such warrant, an “Eligible Warrant”), shall be assumed by Parent (thereafter, the “Parent Warrants”).

(f)            As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock, all shares of Company Series A Preferred Stock, and all shares of Company Series B Preferred Stock shall be cancelled and retired and shall cease to be outstanding.  Each holder of shares of the Company Common Stock, Company Series A Preferred Stock, and Company Series B Preferred Stock shall thereafter cease to have any rights with respect to such shares, except that the issued and outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock immediately prior to the Effective Time, and the respective holders thereof, shall have the right to receive the Merger Consideration in accordance with this Section 2.7 upon the surrender of the certificate or certificates representing such shares.

(g)           Each share of Company Common Stock held in the Company’s treasury at the Effective Time, if any, shall, by virtue of the Merger and without any action on the part of the Company, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

2.8           Effect of Merger on Existing Common Stock of Parent.  At the Effective Time, holders of Parent Common Stock shall be entitled to receive in respect of each share of Parent Common Stock, five-year warrants (the “New Parent Warrants”) to purchase 0.333 shares of Parent Common Stock following the consummation of the Merger and other transactions contemplated herein at an exercise price of 110% per share of the most recent private placement of the Company from the date hereof and ending six months from the Closing Date, which such New Parent Warrants shall expire five (5) years from the date of issuance.  At and after the Effective Time, Parent will deliver to each holder of a Parent Common Stock a certificate, evidencing the New Parent Warrants.  Pursuant to Article 5 hereof, such New Parent Warrants and the shares of Parent Common Stock issuable pursuant to the exercise thereof shall be registered with the SEC under the Joint Proxy-Registration Statement to be filed with the SEC following the execution of this Agreement in respect of the Merger, this Agreement and the transactions contemplated hereby.

2.9           Delivery of Certificates and Eligible Warrant Agreements.  At and after the Effective Time, Parent will make available, and each holder of an issued and outstanding share of Company Common Stock and Company Preferred Stock, and each holder of an Eligible Warrant, will be entitled to receive, (i) upon surrender to Parent or its representatives of any certificates evidencing Company Common Stock and Company Preferred Stock (the “Certificates”) for cancellation and a letter of transmittal or assignment separate from certificate in customary form (which will be in such form and have such other provisions as Parent will reasonably specify) (the “Transmittal Letter”); or (ii) upon delivery to Parent or its representatives of agreements evidencing the Eligible Warrants (the “Eligible Warrant Agreements”) and/or other certificates or instruments evidencing the Eligible Warrants, if any, the pro-rata share of the Merger Consideration, Merger Options and Merger Warrants, as applicable, into which such Company Common Stock or Eligible Warrant have been converted into pursuant to the Merger, and upon such surrender of each Certificate and/or the agreements or certificates representing the Eligible Warrants, and delivery by Parent of the aggregate Merger Consideration in exchange therefor, the Participating Company Shares will forthwith be cancelled.  Until surrendered or delivered as contemplated by this Section 2.9, each Certificate, Eligible Warrant Agreement or certificates representing the Eligible Warrants, as applicable, will be deemed at any time after the Effective Time for all purposes to evidence only the right to receive upon such surrender the corresponding pro rata portion of the Merger Consideration and Merger Warrants, as applicable.

2.10         Stock Transfer Books.  From and after the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration or transfers of Company Common Stock and Company Preferred Stock thereafter on the records of the Company.

2.11         No Further Ownership Rights.  The Merger Consideration and Merger Warrants delivered upon the surrender for exchange of the Certificates, or the delivery of the agreements or certificates representing Eligible Warrants, in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Participating Company Shares, and there will be no further registration of transfers of such shares which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation.  If, after the Effective Time, Certificates, or agreements or certificates representing the Eligible

Warrants, are presented to the Surviving Corporation, they will be cancelled, assumed and/or adjusted, as applicable, pursuant to Section 2.7 hereof.

2.12         Lost, Stolen or Destroyed Certificates.  In the event any Certificates are lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the other deliveries required above, the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13         Charter Documents; Directors and Officers.  Unless otherwise agreed by the Company and Parent prior to the Closing, at and as of the Effective Time, without any further action on the part of Parent, Merger Sub or the Company: (i) the Articles of Incorporation and the Bylaws of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended as provided by applicable law and such Articles of Incorporation and Bylaws, as applicable; (ii) the directors of the Company immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time, until their successors are elected and qualified or until their resignation or removal; (iii) the officers of the Company immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

2.14         Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action

2.15         Company Dissenting Shares.  Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who are entitled to and have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the NRS (the “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration, and holders of such shares of Company Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the NRS unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the NRS.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock.  Prior to the Effective Time, the Company will not, except with the prior written consent of Parent make any payment with respect to, or settle or offer to settle, any such demands.

2.16         Parent Dissenting Shares.  Shares of Parent Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who are entitled to and who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the California General Corporation Law (“CGCL”) (the “Dissenting Shares”), will be entitled to receive payment of the appraised value of such shares of Parent Common Stock in accordance with the provisions of the CGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CGCL. The Parent will give Company prompt notice of any demands received by the Parent for appraisal of shares of Parent Common Stock.  Prior to the Effective Time, the Parent will not, except with the prior written consent of Company make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY

The Company hereby represents and warrants to Parent that (subject to such exceptions as are disclosed in the corresponding Schedules with respect to specific sections of this Article 3) the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement):

3.1           Organization, Standing and Qualification.  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has all requisite corporate power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.  The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents. (b) The Company’s wholly-owned subsidiaries Information Intellect, Inc., Riptide Software, Inc. and Bravera, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Georgia, State of Florida and State of Florida respectively.  Each has all requisite corporate power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Each subsidiary is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of its properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company and its subsidiaries as a whole.

3.2           Due Authorization.  The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3           Capitalization.

(a)           The authorized common stock and other ownership interests of the Company consist of 800,000,000 shares of Common Stock, par value $0.001 per share and 60,000,000 shares of Preferred Stock, par value $0.001 per share, of which 10,000,000 shares have been designated as Series A Preferred Stock and 20,000,000 shares have been designated as Series B Preferred Stock. There are  63,446,676 shares of Common Stock, 3,800,000 shares of Series A  Preferred Stock and 4,600,000 shares of Series B Preferred Stock issued and outstanding as of the date hereof.  All of the issued and outstanding shares of the Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(b)           Schedule 3.3(b) hereto lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its common stock or other ownership interests (collectively “Equity Equivalents”), including, without limitation, all Eligible Warrants.  Except as disclosed in Schedule 3.3(b) hereto, there are no other Equity Equivalents, commitments or agreements of any character (whether created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement or otherwise) to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of common stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

3.4           No Conflicts.  Except as set forth on Schedule 3.4 hereto, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company,  its business, assets, properties or the Company Common Stock by reason of the terms of (i) the Articles of Incorporation, Bylaws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or its assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.5           Consents and Approvals.  Except as set forth on Schedule 3.5 hereto, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.6           Intellectual Property.  Except as set forth on Schedule 3.6 hereto, the Company and each of the Company’s subsidiaries own, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used or currently proposed to be used in the business of the Company as currently conducted or as presently proposed by the Company to be conducted in the immediate future.

3.7           Compliance with Legal Requirements.  The Company has operated its business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.8           Financial Statements.  The Company has provided Parent with copies of the unaudited Consolidated Balance Sheets of the Company as of June 30, 2007 (the “Company Financial Statement Date”), and the unaudited Consolidated Statements of Operations for the period then ended and the audited Consolidated Balance Sheet of the Company as of December 31, 2006 and the audited Consolidated Statement of Operations for the period then ended (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout all periods presented, present fairly in all material respects the financial condition of the Company and its results of operations as of the date and for the periods indicated therein. The accounting and other financial records of the Company have been maintained in accordance with good business practices.

3.9           Litigation.  Except as set forth on Schedule 3.9 hereto, there are no outstanding judgments or orders against or otherwise affecting or related to the Company, its business, assets or properties, and there is no action, arbitration, audit, hearing, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.10         Taxes.  Except as set forth on Schedule 3.10 hereto, the Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on the Company.

3.11         Books and Records.  The books and records of the Company accurately and fairly represent the Company’s business and its results of operations in all material respects.

3.12         Brokers or Finders.  Except as set forth on Schedule 3.12 hereto, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, or Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.13         Disclosure.  No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.14         No Undisclosed Liabilities.  Except as set forth in Schedule 3.14 hereto, the Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or reserved against in the Company Financial Statements or if subsequent to the date of the Company Financial Statements, as otherwise disclosed in filings made with the SEC, (ii) those incurred in connection with this Agreement or the transactions contemplated hereby, (iii) those incurred in the ordinary course of business consistent with the Company’s past practice.

3.15         Absence of Certain Changes. Except as set forth on Schedule 3.15 hereto, since the Financial Statement Date or otherwise disclosed in filings made with the SEC, the Company has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any  capital expenditures; (c) except as otherwise disclosed in SEC filings, incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) except as otherwise disclosed in SEC filings mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) except as otherwise disclosed in SEC filings paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) except as otherwise disclosed in SEC filings acquired or disposed of any assets or incurred any liabilities or obligations; (h) except as otherwise disclosed in SEC filings made any payments to its Affiliates or associates or loaned any money to any person or entity; (i) except as otherwise disclosed in SEC filings acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) except as otherwise disclosed in SEC filings entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) except as otherwise disclosed in SEC filings entered into any other commitment or transaction or experienced any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect the Company’s business, operations, assets, liabilities or financial condition; or (1) except as otherwise disclosed in SEC filings amended its Articles of Incorporation or By-laws, except as otherwise contemplated herein.

3.16         Contracts.  Schedule 3.16(a) hereto sets forth a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which the Company is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, the Company in excess of $250,000 (the “Contracts”). Except as set forth on Schedule 3.16(b) hereto, the Company has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder. To the best knowledge of the Company, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder. Except as set forth on Schedule 3.16(c) hereto, the Company knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

3.17         Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

3.18         Restrictions on Business Activities.  Except as set forth in Schedule 3.18 hereto, there is no agreement or Order binding upon the Company, or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company (or future business practice of the Surviving Corporation), any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company other than in the ordinary course of business or which would not reasonably be expected to give rise to a Material Adverse Effect.

3.19         Title to Property.  The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements or acquired after the Financial Statement Date (except as otherwise disclosed in SEC filings and except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i)  liens for current Taxes not yet due and payable or which are being contested by the Company in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Financial Statements, and (iv) Encumbrances listed on Schedule 3.19  hereto.  The property and equipment of the Company that are used in the operations of its business are in good operating condition subject to normal wear and tear.  All material properties used in the operations of the Company are reflected in the Company Financial Statements.  The Company owns no real property.

3.20         Labor Agreements and Labor Relations.  Except as set forth on Schedule 3.20(a) hereto, the Company has no collective bargaining or union contracts or agreements. Except as set forth on Schedule 3.20(b) hereto, the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges, or complaints against the Company pending or threatened before any governmental or regulatory agency or authority; and, there is no material labor strike, dispute, employee grievance, disciplinary action, slowdown or stoppage actually pending or threatened against or affecting the Company.

3.21         Employment Arrangements.  Except as set forth on Schedule 3.21(a) hereto, the Company has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of the Company, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. Except as set forth on

Schedule 3.21(b) hereto, no employee of the Company is in violation of any employment agreement or restrictive covenant.

3.22         Conduct of Business.  Prior to the Closing Date, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Parent, except in the regular course of business. Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business

3.23         SEC Reports. The Company has filed all required SEC Reports since March 2, 2007 the date of the merger of Shea Development Corp. and Information Intellect, Inc. and to the best of the Company’s knowledge all SEC filings prior to March 2, 2007 have been filed with the SEC, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed.  None of the Company’s SEC Reports contained when filed an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a SEC Report filed subsequently and prior to the date hereof.  Except as publicly disclosed by the Company since the filing of its last SEC Report, there have been no events, changes or effects with respect to the Company which the Company (i) was required to publicly disclose, in a filing with the SEC or otherwise, or (ii) which would reasonably be expected to have a material adverse effect on the Company’s future operations or financial condition.

3.24         Information Supplied by Company. None of the information supplied or to be supplied by the Company for inclusion in the Joint Proxy-Registration Statement to be delivered to its shareholders in connection with any written consent by or meeting of such shareholders, at the date on which such information was supplied prior to the time the Company’s shareholders were requested to approve the Merger, contained or will contain any untrue statement or material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that (subject to such exceptions as are disclosed in the corresponding Schedules with respect to specific sections of this Article 4) the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except in the case of representations and warranties stated

to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement):

4.1           Organization, Standing and Qualification.  Parent and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.  Parent and Merger Sub each have the requisite corporate power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct their respective businesses as currently conducted.  Parent and Merger Sub are each duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by, or the nature of the activities conducted by, each of Parent and Merger Sub make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on Parent or Merger Sub, or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of each of Parent and Merger Sub to perform their respective obligations under this Agreement or any of the Collateral Documents.

4.2           Due Authorization; Ownership of Stock.  (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and the performance by Parent and Merger Sub of their respective obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of each of Parent and Merger Sub, and no other action on the part of the Board of Directors of each of Parent and Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Legal Requirements relating to the enforcement of creditors’ rights generally and by general principles of equity.  (b) Except for the transactions contemplated by this Agreement, as of the date hereof, neither Parent nor Merger Sub beneficially owns any Company Common Stock.

4.3           Capitalization.

(a)           The authorized common stock and other ownership interests of Parent consist of 100,000,000 shares of Common Stock, of which 14,258,756 shares of Common Stock are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(b)           The authorized common stock and other ownership interests of Merger Sub consist of 100 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Common Stock of Merger Sub have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(c)           Schedule 4.3(c) hereto lists all Equity Equivalents of Parent.  Except as disclosed in Schedule 4.3(c) hereto, there are no other Equity Equivalents, commitments or agreements of any character (whether created by statute, the Articles of Incorporation or Bylaws of Parent, or any agreement or otherwise) to which Parent is a party or by which it is bound, obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of common stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

4.4           No Conflicts.  Except as set forth on Schedule 4.4 hereto, the execution, delivery and performance by the Parent and Merger Sub of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of either Parent or Merger Sub under, or result in the creation or imposition of any Encumbrance upon the property of either Parent or Merger Sub by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of either Parent or Merger Sub, (ii) any contract, agreement, lease, indenture or other instrument to which either Parent or Merger Sub is a party or by or to which either Parent or Merger Sub or its property may be bound or subject and a violation of which would result in a Material Adverse Effect on Parent taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to either Parent or Merger Sub or (iv) any Permit of Parent or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Parent or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of either Parent or Merger Sub to perform its obligations hereunder or thereunder.

4.5           Consents and Approvals.  Except as set forth on Schedule 4.5 hereto, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by either Parent or Merger Sub in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Parent or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of either Parent or Merger Sub to perform its obligations under this Agreement or any of the Collateral Documents.

4.6           Intellectual Property.  Except as set forth on Schedule 4.6 hereto, Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used or currently proposed to be used in the business of Parent as currently conducted or as presently proposed by Parent to be conducted in the immediate future.

4.7           Compliance with Legal Requirements.  Parent has operated its business in compliance with all Legal Requirements applicable to Parent except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on Parent on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.8           Financial Statements.  Parent has provided the Company with copies of the unaudited Condensed Consolidated Balance Sheet of Parent as of June 30, 2007 (the “Parent Financial Statement Date”), and the unaudited Condensed Consolidated Statements of Operations for the period then ended and the audited Condensed Consolidated Balance Sheets of Parent as of September 30, 2006 and the audited Condensed Consolidated Statements of Operations for the period then ended (collectively, the “Parent Financial Statements”).  The Parent Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout all periods presented, present fairly in all material respects the financial condition of Parent and its results of operations as of the date and for the periods indicated therein. The accounting and other financial records of Parent have been maintained in accordance with good business practices.

4.9           Litigation.  Except as set forth on Schedule 4.9 hereto, there are no outstanding judgments or orders against or otherwise affecting or related to Parent or its business or assets; and there is no action, arbitration, audit, hearing, suit  complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of Parent, threatened that, if adversely determined, would have a Material Adverse Effect on Parent or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.10         Taxes.  Except as set forth on Schedule 4.10 hereto, Parent has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on Parent.

4.11         Books and Records.  The books and records of Parent accurately and fairly represent its business and its results of operations in all material respects.

4.12         Brokers or Finders.  Except as set forth on Schedule 4.12 hereto, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent in connection with the transactions contemplated by this Agreement, and neither Parent nor Merger Sub has entered into any contract, agreement, arrangement or understanding which may result in an obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

4.13         Disclosure.  No representation or warranty of Parent or Merger Sub in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by Parent pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.14         No Undisclosed Liabilities.  Except as set forth in Schedule 4.14 hereto, neither Parent nor Merger Sub has any obligations or liabilities of any nature (absolute, accrued, matured or unmatured, fixed or contingent) other than (i) those set forth or reserved against in the Parent Financial Statements, (ii) those incurred in connection with this Agreement or the transactions contemplated hereby, (iii) those incurred in the ordinary course of business consistent with the Parent’s past practice.

4.15         Absence of Certain Changes. Except as set forth on Schedule 4.15 hereto, since the Parent Balance Sheet Date, Parent has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect the Parent’s business, operations, assets, liabilities or financial condition;  (1) amended its Articles of Incorporation or By-laws, except as otherwise contemplated herein (m) made any change in accounting methods or practices or internal control procedures, other than as required as a result of changes in law or GAAP; (n) made any single expenditure or commitment in excess of $25,000 for additions to property plant, equipment, or intangible capital assets, or (o) agreed to take any action described in this Section 4.15.

4.16         Contracts.  Schedule 4.16(a) hereto is a true and complete list of all Contracts to which Parent is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, Parent in excess of $100,000. Except as set forth on Schedule 4.16(b) hereto, Parent has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of Parent, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. Except as set forth on Schedule 4.16(c) hereto, Parent knows of and has no reason to believe that there are any facts or circumstances, which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

4.17         Permits and Licenses. The Parent and Merger Sub have all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct their respective businesses and to own, lease, use, operate and occupy their respective assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect their respective businesses. The Parent and Merger Sub have not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect their respective businesses.

4.18         Restrictions on Business Activities.  Except as set forth in Schedule 4.18 hereto, there is no agreement or Order binding upon Parent, or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Parent (or future business practice of the Surviving Corporation), any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as proposed to be conducted by Parent other than in the ordinary course of business or which would not reasonably be expected to give rise to a Material Adverse Effect.

4.19         Title to Property.  Parent has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Parent Financial Statements or acquired after the Financial Statement Date (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current Taxes not yet due and payable or which are being contested by Parent in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Financial Statements, and (iv) liens listed on Schedule 4.18  hereto. The property and equipment of the Company that are used in the operations of its business are in good operating condition subject to normal wear and tear.  All material properties used in the operations of Parent are reflected in the Parent Financial Statements.  Parent owns no real property.

4.20         Labor Agreements and Labor Relations.  Except as set forth on Schedule 4.20(a) hereto, Parent has no collective bargaining or union contracts or agreements. Except as set forth on Schedule 4.20(b) hereto, Parent is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges, or complaints against Parent pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, employee grievance, disciplinary action, slowdown or stoppage actually pending or threatened against or affecting Parent.

4.21         Employment Arrangements.  Except as set forth on Schedule 4.21(a) hereto, Parent has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of Parent, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. Except as set forth on Schedule 4.21(b) hereto, no employee of Parent is in violation of any employment agreement or restrictive covenant.

4.22         Conduct of Business.  Prior to the Closing Date, Parent shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Company, except in the regular course of business. Except as otherwise provided herein, Parent shall not (i) amend its Articles of Incorporation or By-Laws, (ii) declare, set aside, make or payout dividends or other distributions, (iii) redeem or sell stock or other securities, (iv) acquire or dispose of fixed assets, (v) enter into or change employment terms, or increase the compensation payable to its officers, employees, agents or consultants, or grant any severance or termination pay, (vi) enter into any material or long-term contract, (vii) guarantee obligations of any third party, (viii) settle or discharge any material balance sheet receivable for less than its stated amount, (ix) pay more on any liability than its stated amount, (x) enter into any other transaction other than in the regular course of business, (xi) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (xii) acquire, including without limitation by merger, consolidation or acquisition of stock or assets any corporation, partnership, other business organization or division thereof or any material amount or assets, or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or become responsible for the obligations of any Person or make loans or advances, except in the ordinary course of business, or (xiii) agree to any of the foregoing, except as may be necessary to do the actions required herein.

4.23         SEC Reports. Parent has filed all required SEC Reports since October 1, 2004, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed.  None of Parent’s SEC Reports contained when filed an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a SEC Report filed subsequently and prior to the date hereof.  Except as publicly disclosed by Parent since the filing of its last SEC Report, there have been no events, changes or effects with respect to Parent which Parent (i) was required to publicly disclose, in a filing with the SEC or otherwise, or (ii) which would reasonably be expected to have a material adverse effect on Parent’s future operations or financial condition.

4.24         Information Supplied by Parent or Merger Sub. None of the information supplied or to be supplied by the Parent or Merger Sub for inclusion in the proxy statement to be delivered to its shareholders in connection with any written consent by or meeting of such shareholders, at the date on which such information was supplied prior to the time the Parent’s shareholders were requested to approve the Merger, contained or will contain any untrue statement or material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1           Key Employees.  As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, Parent shall deliver to the Company a list of key employees of Parent (such persons, “Key Employees”), which such Key Employees shall be required to execute and enter into employment agreements with the Surviving Corporation, in substantially the form attached hereto as Exhibit A (the “Key Employee Agreements”), subject to the terms and conditions set forth in such Key Employee Agreements.

5.2           Continuing Employees.  As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, Parent and the Company shall determine and identify which employees of Parent, other than the Key Employees, will receive employment offers from the Surviving Corporation following the consummation of the Merger in accordance with the terms hereof (such employees, the “Continuing Employees”), which determination of such Continuing Employees shall be based on the Operating Expense Budget for FY2008 prepared by Parent and delivered to Company. Prior to the consummation of the Merger in accordance with the terms hereof, the Company may request certain Continuing Employees to amend their respective Eligible Warrant Agreement, if any, in connection with such Continuing Employee’s waiver of certain rights thereunder with respect to a Change of Control of Parent.

5.3           Terminated Employees.  Immediately prior to consummation of the Merger, but in no event later than the Closing Date, Parent shall terminate the employment of all employees of Parent other than the Key Employees and the Continuing Employees (the “Terminated Employees”), and such Terminated Employees shall be entitled to receive all benefits accruing to them pursuant to any existing employment agreements or option awards, including, without limitation, any severance payments or options to which such Terminated Employees may be entitled pursuant to applicable documents.  In the event the Terminated Employees were not hired by Parent pursuant to an employment agreement, then such Terminated Employees shall receive severance benefits, if any, in accordance with Parent’s past practices, subject to the execution by such Terminated Employee of a waiver and release in a form reasonably satisfactory to the Company.

5.4           Joint Proxy-Registration Statement.  As soon as practicable following the execution of this Agreement, the Parties shall work together to prepare and file with the SEC a joint proxy - registration statement in respect of the Merger and the transactions contemplated hereby (the “Joint Proxy-Registration Statement”), which such Joint Proxy Registration Statement shall be used in respect of (a) soliciting shareholder approval in connection with the Merger and this Agreement, (b) registering the Merger Consideration and the Merger Options, New Parent Warrants and Parent Warrants and the shares of Parent Common Stock issuable pursuant to the exercise thereof issued pursuant to Article 2 hereof, (c) authorizing the Reverse Split, (d) changing the name of Parent to “Bravera, Inc.” and (d)  increasing the authorized number of shares of Parent Common Stock to 800,000,000 and increasing the number of authorized shares of Parent Preferred Stock to not less than 15,000,000 (the “Capital Increase”).

5.5           Access to Information.  The Parties shall provide to each other and their respective representatives such financial, operating and other documents, data and information relating to the Party, and their respective businesses, properties, assets and liabilities, as each Party, or its representatives may reasonably request.  In addition, each Party hereby agrees to take all action necessary to enable their respective representatives review, inspect and audit each Party’s business, properties, assets and liabilities and discuss them with such Party’s officers, employees, independent accountants and counsel.  Notwithstanding any investigation that any Party may conduct of the other Parties, or their respective businesses, properties, assets and liabilities, each Party may fully rely on the other Party’s warranties, covenants and indemnities set forth in this Agreement.

5.6           Consents and Approvals.  As soon as practicable after execution of this Agreement, the Parties shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any Party to consummate the transactions contemplated by this Agreement and the Collateral Documents.

5.7           Notification of Adverse Change and Certain Matters.  Each Party shall promptly notify the other Parties of any material adverse change in the condition (financial or otherwise) of such Party.  Each Party shall promptly notify the other Parties of any fact, event, circumstance or action known to it that is reasonably likely to cause such Party to be unable to perform any of its covenants contained herein or any condition precedent in Article 6 not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to another Party pursuant to this Agreement or the existence or occurrence of which would cause any of the such Party’s representations or warranties under this Agreement not to be correct and/or complete.  Each Party shall give prompt written notice to the other Parties of any adverse development causing a breach of any of the representations and warranties in Articles 3 and 4 as of the date made.

5.8           Meeting of the Shareholders.  Promptly after the date hereof, if required under applicable law and subject to SEC review of the Joint Proxy Registration Statement, each Party will take all action necessary in accordance with its articles of incorporation and by-laws, or other charter or organizational documents, to convene a meeting of their respective shareholders, or seek the written consent of its shareholders to consider the adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable.  Each Party, if required, will use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.

5.9           Disclosure Schedule.  Each Party shall, from time to time prior to Closing, supplement the Disclosure Schedules attached hereto with additional information that, if existing or known to it on the date of delivery to the other Party, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of any Party in Article 6, the Disclosure Schedules of such Party shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the such Party’s Disclosure Schedule by written supplements delivered prior to Closing by such Party (i) are accepted in writing by the receiving Party, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

5.10         State Statutes.  The Parties and their respective Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

5.11         Conduct of Business.  The Parties mutually agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Article 8 hereof or the Closing, the Company, Parent and Merger Sub each shall (unless otherwise required by this Agreement or Company has given its prior written consent to Parent or Merger Sub or Parent has given its prior written consent to the Company, as the case may be) carry on its business in the ordinary course consistent with past practice, to pay its Taxes and other obligations consistent with its past practices, to pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Taxes and other obligations and, to the extent consistent with such business, to use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it and to cause its Subsidiaries to do the same, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing.

5.12         No Solicitation.  Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Article 8 hereof, neither Company nor Parent or Merger Sub, nor any of their respective shareholders, officers, directors, agents, investment bankers or other representatives of any of them (collectively, the “Representatives”) will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (regardless of who initiates such discussions or negotiations), or take any other action intended or designed to facilitate the efforts of any Person, other than the parties hereto, relating to the possible acquisition of the Company, Parent or Merger Sub (whether by way of purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock or assets by any Person other than the parties hereto (an “Alternative Acquisition”), (ii) provide information with respect to the Company, Parent or Merger Sub to any Person relating to a possible Alternative Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person.  The Company, Parent, or Merger Sub, as the case may be, shall cause its Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person heretofore conducted with respect to any possible Alternative Acquisition.

5.13         Confidentiality.  Parent, Merger Sub and the Company acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as the non-public information and data furnished to them or their respective Representatives from the first introduction of the parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of the other party, unless otherwise required by Law or unless it ceases to be confidential through no breach of the receiving party.

5.14         Closing Balance Sheet. For the purposes of the requirements of Internal Revenue Service Revenue Ruling 59-60 and the accounting requirements pursuant to the accounting for business combinations, the Company shall deliver within ten (10) days of the Closing a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) that has been reviewed and approved by its independent accounting firm.   Within fifteen (15) days after the delivery of the Closing Date Balance Sheet, Parent will provide to the Company a proposed allocation of the Merger Consideration, which shall have been prepared by an independent valuation accountant or consultant.

ARTICLE 6
CLOSING CONDITIONS

All obligations of the Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions applicable to such Party, it being understood that the Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part:

6.1           Accuracy of Representations.  All representations and warranties of each Party contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Parties at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  The Company shall have delivered to the Parent and Merger Sub, and the Parent and Merger Sub shall have delivered to the Company, a certificate dated the Closing Date to the foregoing effect.

6.2           Covenants.  The Parties shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.  The Company shall have delivered to the Parent and Merger Sub, and the Parent and Merger Sub shall have delivered to the Company, a certificate dated the Closing Date to the foregoing effect.

6.3           Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein, shall have been so obtained or filed with such Regulatory Authority or Person.

6.4           Shareholder Approval.  All shareholder approval, as required under any applicable Legal Requirements, shall have been obtained to approve the transactions contemplated hereunder including the approval of the Merger, this Agreement or the transactions contemplated hereby.

6.5           Joint Proxy Statement.  The Joint Proxy Statement shall have been filed and declared effective by the SEC pursuant to Article 5 hereof.

6.6           Key Employee Agreements.  The Key Employee Agreements shall have been executed and delivered to Parent and the Company pursuant to Article 5 hereof.

6.7           No Litigation.  No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, the Merger, this Agreement or the transactions contemplated hereby.

6.8           Renaissance Capital Indebtedness.  All of the debt owed by Parent, including but not limited to its debt owed to Renaissance Capital and affiliated funds (the “Renn Group”), shall have been converted into equity, except that any amounts advanced by the Renn Group to Parent after the date hereof up to $500,000 shall be repaid on the Closing.

6.9           Fairness Opinion.  Parent shall have received a fairness opinion issued by the Mentor Group in that the transactions contemplated herein are fair to the shareholders of Parent from a financial perspective.

6.10         Centrecourt Lien.  Centrecourt shall have received a security interest in all of the assets of Parent.

6.11         Parent Assumption of Company Option Plan.  Parent shall have adopted and assumed the Company Option Plan.

6.12         No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition or operations of any of the Parties.

6.13         Accrued Vacation.  The amount of any accrued vacation to any employee of Parent in excess of one year shall be paid to such employee at Closing.

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification by the Company.  The Company shall indemnify, defend and hold harmless Parent, Merger Sub, and each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Company contained in this Agreement.

7.2           Indemnification by the Parent and Merger Sub.  The Parent and Merger Sub shall indemnify, defend and hold harmless the Company, and its shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Parent and Merger Sub contained in this Agreement.  .

7.3           Notice to Indemnifying Party.  If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 7.1 or 7.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.4.

7.4           Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the

Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner.  The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE 8
TERMINATION

8.1           Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a)           By mutual written agreement of the Parties;

(b)           By either of Parent or the Company if the Closing does not occur on or before December 31, 2007 or to be extended by mutual consent of the parties;

(c)           By either of Parent or the Company if the shareholders of such Party fail to approve the Merger, this Agreement and the transactions contemplated hereby;

(d)           By either of Parent or the Company if any court of competent jurisdiction or other competent Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final;

(e)           By either of the Company or Parent upon written notice to the other Party in the event of a breach of any provision or covenant of this Agreement, or any representation or warranty made by such Party hereunder becomes inaccurate; provided, however, that such breach or inaccuracy would cause the related closing condition, if any, not be satisfied in accordance with Article 6 hereof; provided, further, that prior to any termination by the non-breaching party, such Party shall provide written notice to the breaching Party specifically identifying the breach or inaccurate representation, and the breaching Party does not cure or correct such breach or inaccuracy within 30 days following receipt of the written notice.

8.2           Effect of Termination.  If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class registered or certified mail, return receipt requested, or sent by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent or Merger Sub to:

CaminoSoft Corp.
600 Hampshire Road, Suite 105
Westlake Village, CA 91361-2565
Attn: Michael Skelton, Chief Executive Officer
Tel: (805) 370-3100
Fax: (805) 370-3200

with a copy, which shall not constitute notice to:

David Ficksman
Troy & Gould, PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Tel: (310) 553-4441
Fax:(310) 201-4746

If to the Company:

Shea Development Corp.
3452 Lake Lynda Dr, Suite 350
Orlando, FL 32817
Attn: Francis E. Wilde, Chairman and CEO
Tel: (407) 282-3545
Fax: (408) 516-8239

with a copy, which shall not constitute notice, to:

Dunnington, Bartholow & Miller, LLP
477 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Robert T. Lincoln
Tel: (212) 682-8811
Fax: (212) 661-7769

9.2           Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.  Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, each of the Parties to this Agreement acknowledges that no other representations or warranties have been relied upon by that Party or made by any other party or its officers, directors, employees, agents, financial and legal advisors or other representatives.

9.3           Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, the Parties will execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other Party to fulfill its obligations under this Agreement and the transactions contemplated hereby.  Each Party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied.

9.4           Amendment.  This Agreement may be amended by the Parties hereto at any time before the Closing by execution of an instrument in writing signed on behalf of each of the Parties hereto and after the Closing by execution of an instrument in writing signed on behalf of Parent and the Surviving Corporation.

9.5           Extension.  At any time prior to the Closing, Parent, Merger Sub and the Company may, to the extent legally allowed, may agree in writing to extend the time for the performance of any of the obligations of the other party hereto.

9.6           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.7           Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity as described in Article 7.

9.8           No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Parties and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

9.9           Captions.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.10         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.11         Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision.

9.12         Construction.  The Parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, will not be construed strictly or in favor of or against any Party hereto but rather will be given a fair and reasonable construction without regard to the rule of contra proferentum.

9.13         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.14         Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that Section 5.13 of this Agreement is not performed in accordance with its specific terms or were otherwise breached.  It is agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of Section 5.13 of this Agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CaminoSoft Corp.

By:	/s/MICHAEL SKELTON
Name: Michael Skelton
Title: Chief Executive Officer

CC Merger Corp.

By:	/s/MICHAEL SKELTON
Name: Michael Skelton
Title: Chief Executive Officer

Shea Development Corp.

By:	/s/ FRANCIS E. WILDE
Name: Francis E. Wilde
Title: Chairman and CEO